Exhibit 99.1

Radian Announces Third Quarter 2017 Financial Results

-- GAAP net income of $65.1 million or $0.30 per diluted share --

-- Adjusted diluted net operating income per share increases 12% year-over-year to $0.46 --

-- New MI business written increases 5% over second quarter 2017; MI in force increases 8% year-over-year --

-- Book value per share grows 3% and tangible book value per share grows 12% year-over-year --

PHILADELPHIA--(BUSINESS WIRE)--October 26, 2017--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2017, of $65.1 million, or $0.30 per diluted share. Results for the third quarter of 2017 include $45.8 million of pretax loss on induced conversion and debt extinguishment as well as $12.0 million of pretax restructuring and other exit costs related to the Mortgage and Real Estate Services segment. This compares to net income for the quarter ended September 30, 2016, of $82.8 million, or $0.37 per diluted share.

Key Financial Highlights (dollars in millions, except per-share data)
	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Percent Change
Net income (loss) (1)	$65.1	$82.8	(21)%
Diluted net income per share	$0.30	$0.37	(19)%
Consolidated pretax income	$102.8	$126.9	(19)%
Adjusted pretax operating income (2)	$155.6	$139.9	11%
Adjusted diluted net operating income per share (2) (3)	$0.46	$0.41	12%
Net premiums earned - insurance	$236.7	$238.1	(1)%
MI New Insurance Written (NIW)	$15,125	$15,656	(3)%
MI insurance in force	$196.5	$181.2	8%
Book value per share	$13.88	$13.47	3%
Tangible book value per share (2)	$13.57	$12.17	12%

(1)

Net income for the third quarter of 2017 includes $45.8 million of pretax loss on induced conversion and debt extinguishment as well as $12.0 million of pretax restructuring and other exit costs related to the Mortgage and Real Estate Services segment.

(2)

Adjusted results, including adjusted pretax operating income and adjusted diluted net operating income per share, as well as tangible book value per share, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate of 35 percent.

Adjusted pretax operating income for the quarter ended September 30, 2017, was $155.6 million, compared to $139.9 million for the quarter ended September 30, 2016. Adjusted diluted net operating income per share for the quarter ended September 30, 2017, was $0.46, an increase of 12 percent compared to $0.41 for the quarter ended September 30, 2016.

Book value per share at September 30, 2017, was $13.88, an increase of 3% compared to $13.54 at June 30, 2017, and $13.47 at September 30, 2016. Tangible book value per share at September 30, 2017, was $13.57, an increase of 3% compared to $13.22 at June 30, 2017, and an increase of 12% compared to $12.17 at September 30, 2016.

“We reported another quarter of excellent operating results for Radian and took several actions that strengthened our financial position and improved our capital structure,” said Radian’s Chief Executive Officer Rick Thornberry. “We also completed a strategic review of our Services business and finalized our restructuring plan, which is focused on re-positioning the segment for sustained profitability. We believe the changes we have made across our Services business will drive future growth and profitability for Radian, and deliver even greater value to our customers and stockholders.”

THIRD QUARTER HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  MI new insurance written (NIW) grew to $15.1 billion for the quarter, an increase of 5 percent compared to $14.3 billion in the second quarter of 2017 and a decrease of 3 percent compared to $15.7 billion in the prior-year quarter.
    NIW for the month of August 2017 represented record monthly volume written on a flow basis for the company.
    Of the $15.1 billion in NIW in the third quarter of 2017, 23 percent was written with single premiums. After consideration of the 35 percent ceded under the Single Premium Quota Share Reinsurance Transaction, net single premiums were 15 percent of new business written in the third quarter of 2017.
    Refinances accounted for 9 percent of total NIW in the third quarter of 2017, the same as the second quarter of 2017, and a decrease compared to 22 percent a year ago.

  Total primary mortgage insurance in force as of September 30, 2017, grew to $196.5 billion, an increase of 3 percent compared to $191.6 billion as of June 30, 2017, and an increase of 8 percent compared to $181.2 billion as of September 30, 2016.
    The composition of Radian’s mortgage insurance portfolio continues to improve, with 91 percent consisting of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 80.0 percent as of September 30, 2017, compared to 78.5 percent as of June 30, 2017, and 78.4 percent as of September 30, 2016.
    Annualized persistency for the three-months ended September 30, 2017, was 80.4 percent, compared to 82.8 percent for the three-months ended June 30, 2017, and 75.3 percent for the three-months ended September 30, 2016.
  Total net premiums earned were $236.7 million for the quarter ended September 30, 2017, compared to $229.1 million for the quarter ended June 30, 2017, and $238.1 million for the quarter ended September 30, 2016.
    Accelerated revenue recognition due to single premium policy cancellations was $15.4 million in the third quarter, compared to $13.3 million in the second quarter of 2017, and $30.6 million in the third quarter of 2016. Net of reinsurance, accelerated revenue recognition due to single premium policy cancellations was $8.3 million in the third quarter, compared to $7.4 million in the second quarter of 2017, and $18.4 million in the third quarter of 2016.
    Ceded premiums of $13.8 million, $14.1 million and $19.9 million for the quarters ended September 30, 2017, June 30, 2017, and September 30, 2016, respectively, are net of accrued profit commission on reinsurance transactions of $7.4 million in the third quarter of 2017, compared to $6.7 million in the second quarter of 2017, and $8.9 million in the third quarter of 2016.
    Direct mortgage insurance premium yield was 52 basis points in the third quarter, the same as the second quarter of 2017, and a decrease compared to 58 basis points in the third quarter of 2016.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 49 basis points in the third quarter, compared to 49 basis points in the second quarter of 2017, and 53 basis points in the third quarter of 2016.
  The mortgage insurance provision for losses was $36.0 million in the third quarter of 2017, compared to $17.7 million in the second quarter of 2017, and $56.2 million in the prior-year period.
    The total number of primary delinquent loans was flat in the third quarter compared to the second quarter of 2017, and decreased by 19 percent from the third quarter of 2016. The total number of primary new notices of default increased by 18 percent in the third quarter from the second quarter of 2017, and decreased by 4 percent from the third quarter of 2016.
    The primary mortgage insurance delinquency rate decreased to 2.5 percent in the third quarter of 2017, compared to 2.6 percent in the second quarter of 2017, and 3.3 percent in the third quarter of 2016.
    The loss ratio in the third quarter was 15.2 percent, compared to 7.7 percent in the second quarter of 2017 and 23.6 percent in the third quarter of 2016.
    Mortgage insurance loss reserves were $556.5 million as of September 30, 2017, compared to $651.6 million as of June 30, 2017, and $821.9 million as of September 30, 2016.
    Primary reserve per primary default (excluding IBNR and other reserves) was $21,367 as of September 30, 2017. This compares to primary reserve per primary default of $23,185 as of June 30, 2017, and $24,049 as of September 30, 2016.
  Total mortgage insurance claims paid were $131.5 million in the third quarter, compared to $91.3 million in the second quarter of 2017, and $82.7 million in the third quarter of 2016. Excluding the $55.0 million impact of commutations and captive terminations (which includes payments that, as expected, were made during the third quarter in connection with the final settlement of the Freddie Mac agreement entered into in August 2013), claims paid were $76.5 million in the third quarter of 2017. In addition, the company’s pending claim inventory declined 56 percent from the third quarter of 2016.
  The company continues to focus on effectively managing its capital position in a cost-efficient manner, improving its return on capital and proactively managing the retained mix of single-premium business in its total MI portfolio. In October 2017, Radian Guaranty Inc., the MI subsidiary of Radian Group, agreed to terms for a new quota share reinsurance arrangement for single-premium MI business (Single Premium QSR) with a panel of eight third-party reinsurance providers in order to cede new single-premium MI business.  The terms of the new Single Premium QSR include a 65 percent cession of business written in 2018 and 2019. Other terms of the new arrangement are substantially the same as our existing single premium reinsurance transaction.  The company's existing single premium reinsurance transaction, which was entered into in 2016, provides for a 35 percent cession of single-premium NIW through 2017.  The new Single Premium QSR and the company's related PMIERs credit under the program remain subject to GSE approval.

Mortgage and Real Estate Services

  As previously announced, based on recent performance below expectations for its Services segment, the company committed to a restructuring plan and incurred related charges in the third quarter of $12 million. Additional pretax charges of approximately $8 million, including approximately $6 million in cash, are expected to be recognized within the next 12 months. The total charges of approximately $20 million are expected to consist of approximately $8 million in asset impairments, approximately $7 million in employee severance and benefit costs, approximately $3 million in facility and lease termination costs, and approximately $2 million in contract termination and other restructuring costs.
  Total revenues for the third quarter were $41.1 million, compared to $40.0 million for the second quarter of 2017, and $48.0 million for the third quarter of 2016.
  The adjusted pretax operating loss before corporate allocations for the quarter ended September 30, 2017, was $4.7 million, compared to income of $1.2 million for the quarter ended June 30, 2017, and income of $4.8 million for the quarter ended September 30, 2016.
  Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended September 30, 2017, was a loss of $3.6 million, compared to income of $2.0 million for the quarter ended June 30, 2017, and income of $5.7 million for the quarter ended September 30, 2016. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.

Consolidated Expenses

Other operating expenses were $64.2 million in the third quarter, compared to $68.8 million in the second quarter of 2017, and $62.1 million in the third quarter of last year. Details regarding notable variable items impacting other operating expenses may be found in Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

  Radian Group maintained approximately $300 million of available liquidity as of September 30, 2017.
  On September 26, 2017, Radian completed its public offering of $450 million principal amount of 4.500% Senior Notes due 2024, and announced the early tender results and upsizing of its tender offers to purchase for cash a portion of its 5.500% Senior Notes due 2019, its 5.250% Senior Notes due 2020, and its 7.000% Senior Notes due 2021. These transactions will reduce the company’s annual cash interest by approximately $4.3 million and extend the weighted average maturity of its outstanding debt by nearly two years. The company has no material debt maturities prior to June 2019.
  As of September 30, 2017, Radian had only $0.5 million of convertible senior notes outstanding. Radian has provided notice that it will settle all remaining conversions in cash. The remaining outstanding convertible senior notes mature in November 2017.
  On October 16, 2017, Radian entered into a three-year, $225 million unsecured revolving credit facility with a panel of seven banks. Borrowings under the credit facility may be used for working capital and general corporate purposes, including, without limitation, capital contributions to Radian’s insurance and reinsurance subsidiaries as well as growth initiatives. Terms of the credit facility include an option to increase the capacity during the term of the agreement, up to a total of $300 million.

CONFERENCE CALL

Radian will discuss third quarter financial results in a conference call today, Thursday, October 26, 2017, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1766 inside the U.S., or 612.332.0226 for international callers, using passcode 431859 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 431859.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors > Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss). Adjusted pretax operating income adjusts GAAP pretax income (loss) to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services adjusted EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance helps protect lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton Holdings LLC, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income (Loss) Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance and Other Operating Expenses
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
QSR Transaction, Captives and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2017			2016
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Revenues:
Net premiums earned - insurance	$236,702	$229,096	$221,800	$233,585	$238,149
Services revenue	39,571	37,802	38,027	49,905	45,877
Net investment income	32,540	30,071	31,032	28,996	28,430
Net gains (losses) on investments and other financial instruments	2,480	5,331	(2,851)	(38,773)	7,711
Other income	760	612	746	736	716
Total revenues	312,053	302,912	288,754	274,449	320,883

Expenses:
Provision for losses	35,841	17,222	46,913	54,287	55,785
Policy acquisition costs	5,554	6,123	6,729	5,579	6,119
Cost of services	27,240	25,635	28,375	33,812	29,447
Other operating expenses	64,195	68,750	68,377	62,416	62,119
Restructuring and other exit costs	12,038	—	—	—	—
Interest expense	15,715	16,179	15,938	17,269	19,783
Loss on induced conversion and debt extinguishment	45,766	1,247	4,456	—	17,397
Impairment of goodwill	—	184,374	—	—	—
Amortization and impairment of other intangible assets	2,890	18,856	3,296	3,290	3,292
Total expenses	209,239	338,386	174,084	176,653	193,942

Pretax income (loss)	102,814	(35,474)	114,670	97,796	126,941
Income tax provision (benefit)	37,672	(8,132)	38,198	36,707	44,138
Net income (loss)	$65,142	$(27,342)	$76,472	$61,089	$82,803

Diluted net income (loss) per share	$0.30	$(0.13)	$0.34	$0.27	$0.37

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	15.2%	7.7%	21.3%	23.4%	23.6%
Expense ratio (1)	22.9%	26.2%	27.1%	22.7%	22.7%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	2017			2016
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income (loss)—basic	$65,142	$(27,342)	$76,472	$61,089	$82,803
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	—	—	(215)	665	848
Net income (loss)—diluted	$65,142	$(27,342)	$76,257	$61,754	$83,651

Average common shares outstanding—basic	215,279	215,152	214,925	214,481	214,387
Dilutive effect of Convertible Senior Notes due 2017 (2)	16	—	701	421	178
Dilutive effect of Convertible Senior Notes due 2019	—	—	1,854	6,417	8,274
Dilutive effect of stock-based compensation arrangements (2)	4,096	—	4,017	3,457	3,129
Adjusted average common shares outstanding—diluted	219,391	215,152	221,497	224,776	225,968

Basic net income (loss) per share	$0.30	$(0.13)	$0.36	$0.28	$0.39

Diluted net income (loss) per share	$0.30	$(0.13)	$0.34	$0.27	$0.37
(1)

As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion. Included in the three months ended March 31, 2017 is a benefit related to our adjustment of estimated accrued expense to actual amounts, as a result of the January 2017 settlement of our obligations on the remaining Convertible Senior Notes due 2019.

(2)

There were no dilutive shares for the three months ended June 30, 2017, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements and our convertible debt were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2017			2016
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	676	5,975	445	1,042	1,045
Shares of Convertible Senior Notes due 2017	—	509	—	—	—

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	September 30,			June 30,		March 31,		December 31,		September 30,
(In thousands, except per-share data)	2017			2017		2017		2016		2016

Assets:
Investments (1)	$4,546,664			$4,583,842		$4,437,716		$4,462,430		$4,565,748
Cash	61,917			56,918		73,701		52,149		46,356
Restricted cash	36,888			25,486		12,689		9,665		10,312
Accounts and notes receivable	97,020			78,540		73,794		77,631		94,692
Deferred income taxes, net	356,181			389,759		369,209		411,798		401,442
Goodwill and other intangible assets, net	66,967			69,857		273,068		276,228		279,400
Prepaid reinsurance premium	239,620			235,349		230,148		229,438		229,754
Other assets	439,016			377,355		357,435		343,835		422,123
Total assets	$5,844,273			$5,817,106		$5,827,760		$5,863,174		$6,049,827

Liabilities and stockholders’ equity:
Unearned premiums	$717,589			$702,210		$684,797		$681,222		$680,973
Reserve for losses and loss adjustment expense	556,488			651,591		726,169		760,269		821,934
Long-term debt	1,026,806			989,010		1,008,777		1,069,537		1,067,666
Reinsurance funds withheld	194,353			180,991		167,427		158,001		177,147
Other liabilities	360,835			379,144		319,282		321,859		413,401
Total liabilities	2,856,071			2,902,946		2,906,452		2,990,888		3,161,121

Equity component of currently redeemable convertible senior notes	—			16		883		—		—

Common stock	233			233		233		232		232
Treasury stock	(893,754)			(893,531)		(893,372)		(893,332)		(893,197)
Additional paid-in capital	2,747,393			2,743,872		2,743,594		2,779,891		2,778,860
Retained earnings	1,110,057			1,045,453		1,073,333		997,890		937,338
Accumulated other comprehensive income (loss)	24,273			18,117		(3,363)		(12,395)		65,473
Total stockholders’ equity	2,988,202			2,914,144		2,920,425		2,872,286		2,888,706
Total liabilities and stockholders’ equity	$5,844,273			$5,817,106		$5,827,760		$5,863,174		$6,049,827

Shares outstanding	215,299			215,175		215,091		214,521		214,405

Book value per share	$13.88			$13.54		$13.58		$13.39		$13.47

Tangible book value per share (See Exhibit G)	$13.57			$13.22		$12.31		$12.10		$12.17

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	14.4	:1	(2)	14.3	:1	14.3	:1	13.5	:1	13.7	:1
Risk to capital ratio-Mortgage Insurance combined	13.4	:1	(2)	13.4	:1	13.4	:1	13.6	:1	13.9	:1
(1)	September 30, 2017 includes $36,782 of reinvested cash collateral under securities lending agreements.
(2)	Preliminary.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance and Other Operating Expenses
Exhibit D

	2017			2016
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Premiums earned - insurance:
Direct	$250,541	$243,229	$236,062	$251,751	$258,074
Assumed	7	7	7	8	9
Ceded	(13,846)	(14,140)	(14,269)	(18,174)	(19,934)
Net premiums earned - insurance	$236,702	$229,096	$221,800	$233,585	$238,149

Notable variable items: (1)
Single Premium Policy cancellations, direct	$15,415	$13,346	$10,415	$26,707	$30,631
Single Premium Policy cancellations, ceded	(7,085)	(5,898)	(4,536)	(11,005)	(12,183)
Profit commission - reinsurance (2)	7,373	6,682	5,888	8,458	8,922
Total	$15,703	$14,130	$11,767	$24,160	$27,370

Other operating expenses	$64,195	$68,750	$68,377	$62,416	$62,119

Notable variable items: (3)
Technology upgrade project (4)	$3,569	$5,121	$3,512	$3,648	$2,440
Employee severance and related benefit costs	101	386	977	902	1,195
Retirement and consulting agreement (5)	927	867	3,622	—	—
Incentive compensation (6) (7)	6,950	9,641	7,447	9,072	12,652
Ceding commissions (7)	(4,231)	(4,064)	(3,864)	(5,105)	(5,460)
Total	$7,316	$11,951	$11,694	$8,517	$10,827

Restructuring and other exit costs: (8)
Employee severance, related benefits and other exit costs (9)	$5,463	$—	$—	$—	$—
Impairment of other long-lived assets (10)	6,575	—	—	—	—
Total restructuring and other exit costs	$12,038	$—	$—	$—	$—
(1)	Affecting net premiums earned - insurance. These amounts are included in net premiums earned - insurance.
(2)	The amounts represent the profit commission on the Single Premium QSR Transaction.
(3)	Affecting other operating expenses. These amounts are included in other operating expenses.
(4)	Represents the expense impact of certain costs incurred in our initiative to significantly upgrade our technology systems.
(5)

The amount represents expenses associated with retirement and consulting agreements entered into in February 2017 with our former CEO. Additional expenses are expected to be recognized throughout the year. A portion of both the current and future expenses are subject to change, based on the Company's and the former CEO's future performance.

(6)	The expense relates to short- and long-term incentive programs.
(7)	Shown net of deferred policy acquisition costs.
(8)	For the three months ended September 30, 2017, includes charges associated with our plan to restructure the Services business.
(9)	Employee severance, related benefits and other exit costs is a component of adjusted pretax operating income.
(10)	Impairment of other long-lived assets is not a component of adjusted pretax operating income.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2017			2016
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums written - insurance	$247,810	$241,307	$224,665	$234,172	$240,999
(Increase) decrease in unearned premiums	(11,108)	(12,211)	(2,865)	(587)	(2,850)
Net premiums earned - insurance	236,702	229,096	221,800	233,585	238,149
Net investment income	32,540	30,071	31,032	28,996	28,430
Other income	760	612	746	736	716
Total	270,002	259,779	253,578	263,317	267,295

Provision for losses	35,980	17,714	47,232	54,675	56,151
Policy acquisition costs	5,554	6,123	6,729	5,579	6,119
Other operating expenses before corporate allocations	36,941	37,939	39,289	37,773	35,940
Total (1)	78,475	61,776	93,250	98,027	98,210
Adjusted pretax operating income before corporate allocations	191,527	198,003	160,328	165,290	169,085
Allocation of corporate operating expenses	11,737	15,894	14,186	9,652	11,911
Allocation of interest expense	11,282	11,748	11,509	12,843	15,360
Adjusted pretax operating income	$168,508	$170,361	$134,633	$142,795	$141,814

	Services
	2017			2016
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Services revenue (1)	$41,062	$39,975	$40,089	$52,558	$48,033

Cost of services	27,544	25,962	28,690	34,130	29,655
Other operating expenses before corporate allocations	12,781	12,803	12,604	14,842	13,575
Restructuring and other exit costs (2)	5,463	—	—	—	—
Total	45,788	38,765	41,294	48,972	43,230
Adjusted pretax operating income (loss) before corporate allocations (3)	(4,726)	1,210	(1,205)	3,586	4,803
Allocation of corporate operating expenses	3,730	3,404	3,718	1,738	2,265
Allocation of interest expense	4,433	4,431	4,429	4,426	4,423
Adjusted pretax operating income (loss)	$(12,889)	$(6,625)	$(9,352)	$(2,578)	$(1,885)

(1) Inter-segment information:

	2017			2016
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Inter-segment expense included in Mortgage Insurance segment	$1,491	$2,173	$2,062	$2,653	$2,156
Inter-segment revenue included in Services segment	1,491	2,173	2,062	2,653	2,156

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

(2) Primarily includes employee severance and related benefit costs. Does not include impairment of long-lived assets, which is not considered a component of adjusted pretax operating income.
(3) Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):
	2017			2016
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss) before corporate allocations	$(4,726)	$1,210	$(1,205)	$3,586	$4,803
Depreciation and amortization	1,172	835	858	829	884
Services adjusted EBITDA	$(3,554)	$2,045	$(347)	$4,415	$5,687
Selected balance sheet information for our segments, as of the periods indicated, is as follows:

	At September 30, 2017
(In thousands)	Mortgage Insurance	Services (1)	Total
Total assets	$5,630,687	$213,586	$5,844,273

	At December 31, 2016
(In thousands)	Mortgage Insurance	Services (1)	Total
Total assets	$5,506,338	$356,836	$5,863,174
(1)

The decrease in total assets for the Services segment at September 30, 2017, as compared to total assets at December 31, 2016, is primarily due to the impairment of goodwill and other intangible assets.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income” and “adjusted diluted net operating income per share,” non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income” and “adjusted diluted net operating income per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian's chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of share-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.
(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).
(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(4)

Amortization or impairment of goodwill and other intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments and the impairment of other long-lived assets does not result in a cash payment and can vary significantly in both amount and frequency, depending on market credit cycles and other factors. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services adjusted EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income (loss), to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share and Services adjusted EBITDA should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income (Loss) to Adjusted Pretax Operating Income

	2017			2016
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Consolidated pretax income (loss)	$102,814	$(35,474)	$114,670	$97,796	$126,941
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	2,480	5,331	(2,851)	(38,773)	7,711
Loss on induced conversion and debt extinguishment	(45,766)	(1,247)	(4,456)	—	(17,397)
Acquisition-related expenses (1)	(54)	(64)	(8)	(358)	(10)
Impairment of goodwill	—	(184,374)	—	—	—
Amortization and impairment of other intangible assets	(2,890)	(18,856)	(3,296)	(3,290)	(3,292)
Impairment of other long-lived assets (2)	(6,575)	—	—	—	—
Total adjusted pretax operating income (3)	$155,619	$163,736	$125,281	$140,217	$139,929
(1)	Please see Exhibit F for the definition of this line item. This item is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)	This item is included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each segment as follows:
	2017			2016
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss):
Mortgage Insurance	$168,508	$170,361	$134,633	$142,795	$141,814
Services	(12,889)	(6,625)	(9,352)	(2,578)	(1,885)
Total adjusted pretax operating income	$155,619	$163,736	$125,281	$140,217	$139,929

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income Per Share

	2017			2016
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Diluted net income (loss) per share	$0.30	$(0.13)	$0.34	$0.27	$0.37

Less per-share impact of debt items:
Loss on induced conversion and debt extinguishment	(0.21)	(0.01)	(0.02)	—	(0.08)
Income tax provision (benefit) (1)	(0.07)	—	(0.01)	—	(0.03)
Per-share impact of debt items	(0.14)	(0.01)	(0.01)	—	(0.05)

Less per-share impact of other income (expense) items:
Net gains (losses) on investments and other financial instruments	0.01	0.02	(0.01)	(0.17)	0.03
Acquisition-related expenses	—	—	—	—	—
Impairment of goodwill	—	(0.86)	—	—	—
Amortization and impairment of other intangible assets	(0.01)	(0.09)	(0.01)	(0.02)	(0.01)
Impairment of other long-lived assets	(0.03)	—	—	—
Income tax provision (benefit) on other income (expense) items (2)	(0.01)	(0.32)	(0.01)	(0.07)	0.01
Difference between statutory and effective tax rate	—	—	(0.01)	(0.02)	—
Per-share impact of other income (expense) items	(0.02)	(0.61)	(0.02)	(0.14)	0.01
Add per-share impact of share dilution	—	(0.01)	—	—	—
Adjusted diluted net operating income per share (2)	$0.46	$0.48	$0.37	$0.41	$0.41
(1)

A portion of the loss on induced conversion and debt extinguishment is non-deductible for tax purposes. The income tax benefit is based on the tax deductible loss using the company's federal statutory tax rate of 35%.

(2)	Calculated using the company’s federal statutory tax rate of 35%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2017			2016
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Book value per share	$13.88	$13.54	$13.58	$13.39	$13.47
Less: Goodwill and other intangible assets, net per share	0.31	0.32	1.27	1.29	1.30
Tangible book value per share	$13.57	$13.22	$12.31	$12.10	$12.17
(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of Net Income (Loss) to Services Adjusted EBITDA

	2017			2016
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net income (loss)	$65,142	$(27,342)	$76,472	$61,089	$82,803
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	2,480	5,331	(2,851)	(38,773)	7,711
Loss on induced conversion and debt extinguishment	(45,766)	(1,247)	(4,456)	—	(17,397)
Acquisition-related expenses	(54)	(64)	(8)	(358)	(10)
Impairment of goodwill	—	(184,374)	—	—	—
Amortization and impairment of other intangible assets	(2,890)	(18,856)	(3,296)	(3,290)	(3,292)
Impairment of other long-lived assets	(6,575)	—	—	—	—
Income tax provision (benefit)	37,672	(8,132)	38,198	36,707	44,138
Mortgage Insurance adjusted pretax operating income	168,508	170,361	134,633	142,795	141,814
Services adjusted pretax operating income (loss)	(12,889)	(6,625)	(9,352)	(2,578)	(1,885)

Less income (expense) items:
Allocation of corporate operating expenses to Services	(3,730)	(3,404)	(3,718)	(1,738)	(2,265)
Allocation of corporate interest expense to Services	(4,433)	(4,431)	(4,429)	(4,426)	(4,423)
Services depreciation and amortization	(1,172)	(835)	(858)	(829)	(884)
Services adjusted EBITDA	$(3,554)	$2,045	$(347)	$4,415	$5,687
On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” is also a non-GAAP measure. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2017			2016
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Total primary new insurance written	$15,125	$14,342	$10,055	$13,882	$15,656

Percentage of primary new insurance written by FICO score
>=740	61.1%	61.6%	61.3%	63.4%	64.2%
680-739	32.5	32.6	32.7	31.4	30.4
620-679	6.4	5.8	6.0	5.2	5.4
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Direct monthly and other premiums	77%	77%	75%	73%	73%
Direct single premiums	23%	23%	25%	27%	27%

Net single premiums (1)	15%	15%	16%	17%	17%

Refinances	9%	9%	16%	27%	22%

LTV
95.01% and above	14.3%	12.8%	9.2%	7.4%	6.0%
90.01% to 95.00%	45.7%	47.3%	47.3%	43.6%	47.1%
85.01% to 90.00%	28.1%	28.8%	30.3%	32.3%	31.4%
85.00% and below	11.9%	11.1%	13.2%	16.7%	15.5%
(1)	Represents the percentage of direct single premiums written, after consideration of the 35% single premium NIW ceded under the Single Premium QSR Transaction.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2017	2017	2017	2016	2016
Primary insurance in force (1)
Prime	$189,340	$183,886	$177,702	$174,927	$172,178
Alt-A	4,327	4,602	4,842	5,064	5,363
A minus and below	2,874	3,149	3,315	3,459	3,624
Total Primary	$196,541	$191,637	$185,859	$183,450	$181,165

Primary risk in force (1) (2)
Prime	$48,516	$47,075	$45,442	$44,708	$44,075
Alt-A	998	1,062	1,118	1,168	1,241
A minus and below	723	792	834	865	906
Total Primary	$50,237	$48,929	$47,394	$46,741	$46,222

Percentage of primary risk in force
Direct monthly and other premiums	69%	69%	69%	69%	69%
Direct single premiums	31%	31%	31%	31%	31%

Net single premiums (3)	24%	25%	25%	25%	25%

Percentage of primary risk in force by FICO score
>=740	58.8%	58.3%	57.9%	57.6%	57.4%
680-739	31.3	31.1	31.1	31.0	30.9
620-679	8.8	9.3	9.6	9.9	10.2
<=619	1.1	1.3	1.4	1.5	1.5
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	8.6%	8.0%	7.6%	7.4%	7.2%
90.01% to 95.00%	53.1	52.9	52.6	52.3	52.1
85.01% to 90.00%	31.1	31.7	32.2	32.5	32.8
85.00% and below	7.2	7.4	7.6	7.8	7.9
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	3.6%	4.1%	4.4%	4.8%	5.1%
2006	2.3	2.5	2.8	2.9	3.1
2007	5.6	6.2	6.7	7.0	7.4
2008	3.7	4.2	4.6	4.8	5.2
2009	0.7	0.8	0.9	1.0	1.2
2010	0.6	0.7	0.8	0.9	1.0
2011	1.5	1.7	1.8	2.0	2.2
2012	6.1	6.7	7.4	8.0	8.8
2013	9.8	10.7	11.8	12.6	13.9
2014	9.3	10.2	11.2	12.0	13.4
2015	14.9	16.1	17.3	18.1	19.4
2016	22.5	23.7	25.0	25.9	19.3
2017	19.4	12.4	5.3	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (4)	$1,137	$1,124	$1,224	$1,363	$1,381
(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 3.0% of our total risk in force for all periods presented.
(3)	Represents the percentage of Single Premium RIF, after giving effect to all reinsurance ceded.
(4)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit J (page 1 of 2)

	2017			2016
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net claims paid: (1)
Prime	$47,541	$45,562	$52,044	$70,151	$51,964
Alt-A	16,035	13,700	16,165	27,558	16,334
A minus and below	10,772	10,586	9,460	13,760	9,615
Total primary claims paid	74,348	69,848	77,669	111,469	77,913
Pool	2,148	1,901	4,180	4,788	4,492
Second-lien and other	32	(1,937)	78	(264)	(234)
Subtotal	76,528	69,812	81,927	115,993	82,171
Impact of captive terminations	—	645	—	492	(171)
Impact of commutations (2)	54,956	20,838	161	—	705
Total net claims paid	$131,484	$91,295	$82,088	$116,485	$82,705

Average net claims paid: (1) (3)
Prime	$48.4	$48.2	$50.5	$45.5	$48.3
Alt-A	69.4	61.7	67.1	65.5	65.3
A minus and below	44.0	41.7	39.6	37.7	41.3
Total average net primary claims paid	51.0	49.1	51.4	47.9	50.0
Pool	59.7	47.5	49.2	45.6	51.0
Total average net claims paid	$51.0	$47.3	$50.9	$47.6	$49.7

Average direct primary claims paid (3) (4)	$51.4	$49.4	$51.6	$48.2	$50.3
Average total direct claims paid (3) (4)	$51.4	$47.6	$51.1	$47.9	$50.0
(1)	Net of reinsurance recoveries.
(2)

Includes the impact of commutations and captive terminations. For the three months ended September 30, 2017, primarily includes payments made under the Freddie Mac agreement, as the final settlement date was reached during the quarter.

(3)	Calculated without giving effect to the impact of the termination of captive transactions and commutations.
(4)	Before reinsurance recoveries.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Claims and Reserves Exhibit J (page 2 of 2)

($ in thousands, except primary reserve per	September 30,	June 30,	March 31,	December 31,	September 30,
primary default amounts)	2017	2017	2017	2016	2016

Reserve for losses by category
Prime	$296,885	$318,169	$362,804	$379,845	$409,438
Alt-A	112,033	124,477	140,543	148,006	166,349
A minus and below	78,048	85,283	96,373	101,653	106,678
IBNR and other (1)	13,085	69,620	70,651	71,107	73,057
LAE	14,687	15,492	17,551	18,630	21,255
Reinsurance recoverable (2)	7,445	7,341	7,680	6,816	6,448
Total primary reserves	522,183	620,382	695,602	726,057	783,225
Pool insurance	18,630	29,099	28,453	31,853	36,065
IBNR and other	14,576	658	603	673	823
LAE	550	843	822	932	1,112
Reinsurance recoverable (2)	25	30	28	35	36
Total pool reserves	33,781	30,630	29,906	33,493	38,036
Total 1st lien reserves	555,964	651,012	725,508	759,550	821,261
Second-lien and other	524	579	661	719	673
Total reserves	$556,488	$651,591	$726,169	$760,269	$821,934

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$21,367	$23,185	$24,230	$22,503	$24,049
(1)

At June 30, 2017 and prior, primarily related to expected payments under the Freddie Mac Agreement. However, during the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached. Therefore, except for loans with loss mitigation and claims activity already in process, most of the loans subject to the Freddie Mac Agreement were removed from RIF and IIF, because the insurance no longer remains in force.

(2)	Represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Default Statistics
Primary Insurance:
Prime
Number of insured loans	897,253	879,926	858,248	849,227	840,534
Number of loans in default	15,953	15,664	16,981	19,101	19,100
Percentage of loans in default	1.78%	1.78%	1.98%	2.25%	2.27%

Alt-A
Number of insured loans	22,643	24,089	25,425	26,536	28,080
Number of loans in default	3,166	3,366	3,812	4,193	4,545
Percentage of loans in default	13.98%	13.97%	14.99%	15.80%	16.19%

A minus and below
Number of insured loans	22,912	24,864	26,043	27,115	28,313
Number of loans in default	4,707	4,725	5,000	5,811	5,885
Percentage of loans in default	20.54%	19.00%	19.20%	21.43%	20.79%

Total Primary
Number of insured loans	942,808	928,879	909,716	902,878	896,927
Number of loans in default (1)	23,826	23,755	25,793	29,105	29,530
Percentage of loans in default	2.53%	2.56%	2.84%	3.22%	3.29%
(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Number of loans in default (a)	118	1,305	1,395	1,639	1,888
(a)

During the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached. As of September 30, 2017, the remaining loans subject to the Freddie Mac Agreement were those with Loss Mitigation and pending claims activity already in process but not yet finalized.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - QSR Transactions, Captives and Persistency
Exhibit L

	2017			2016
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Quota Share Reinsurance (“QSR”) Transactions
QSR ceded premiums written (1)	$4,621	$5,059	$5,457	$6,049	$6,730
% of premiums written	1.7%	1.9%	2.3%	2.4%	2.6%
QSR ceded premiums earned (1)	$6,826	$7,404	$7,834	$9,421	$10,597
% of premiums earned	2.7%	3.1%	3.3%	3.8%	4.1%
Ceding commissions written	$1,323	$1,446	$1,559	$1,728	$1,922
Ceding commissions earned (2)	$2,925	$3,379	$3,894	$4,374	$3,974
Profit commission	$—	$—	$—	$—	$—
RIF included in QSR Transactions (3)	$1,298,954	$1,393,038	$1,488,972	$1,578,300	$1,718,031

Single Premium QSR Transaction
QSR ceded premiums written (1)	$13,248	$13,856	$8,960	$11,121	$13,004
% of premiums written	5.0%	5.3%	3.7%	4.4%	5.0%
QSR ceded premiums earned (1)	$6,771	$6,311	$5,859	$8,060	$8,608
% of premiums earned	2.7%	2.6%	2.5%	3.2%	3.3%
Ceding commissions written	$5,156	$5,134	$3,712	$4,895	$5,482
Ceding commissions earned (2)	$3,536	$3,248	$2,937	$4,130	$4,382
Profit commission	$7,373	$6,682	$5,888	$8,458	$8,922
RIF included in Single Premium QSR Transaction (3)	$4,286,529	$4,103,410	$3,904,402	$3,761,648	$3,621,993

Total RIF included in QSR Transactions and Single Premium QSR Transaction	$5,585,483	$5,496,448	$5,393,374	$5,339,948	$5,340,024

1st Lien Captives
Premiums earned ceded to captives	$68	$242	$389	$503	$537
% of total premiums earned	0.0%	0.1%	0.2%	0.2%	0.2%

Persistency Rate (12 months ended) (4)	80.0%	78.5%	77.1%	76.7%	78.4%
Persistency Rate (quarterly, annualized) (4) (5)	80.4%	82.8%	84.4%	76.8%	75.3%
(1)	Net of profit commission.
(2)	Includes amounts reported in policy acquisition costs and other operating expenses.
(3)	Included in primary RIF.
(4)

During the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached, resulting in a negative impact to the Persistency Rate due to the removal from RIF and IIF of most of the loans subject to the Freddie Mac Agreement. If these loans remained in force, the Persistency Rate for the 12 months ended September 30, 2017 would have been 80.5% and the quarterly annualized Persistency Rate for the quarter ended September 30, 2017 would have been 82.0%.

(5)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in general economic and political conditions, including in particular unemployment rates, interest rates and changes in housing and mortgage credit markets, that impact the size of the insurable market, the credit performance of our insured portfolio, and the business opportunities in our Services segment;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s ability to remain eligible under the PMIERs and other applicable requirements imposed by the Federal Housing Finance Agency and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs, including temporary reductions in liquidity resulting from federal alternative minimum tax (“AMT”) payments that we are currently required to make and future federal income tax payments that we expect to make once our NOLs are fully utilized, which we anticipate occurring within the next 12 months;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition our Services segment as well as plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, including the GSEs’ interpretation and application of the PMIERs to our mortgage insurance business;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the Persistency Rates of our mortgage insurance policies;
  competition in our mortgage insurance business, including price competition and competition from the FHA, U.S. Department of Veterans Affairs and other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the Internal Revenue Service resulting from its examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  potential future impairment charges related to our goodwill and other intangible assets, and uncertainties regarding our ability to execute our restructuring plans within expected costs;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on dividends and other amounts we may receive from our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz